CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 of our reports dated January 26, 2018 and January 25, 2019, relating to the financial statements of Oppenheimer SteelPath MLP Alpha Fund, Oppenheimer SteelPath MLP Alpha Plus Fund, Oppenheimer SteelPath MLP Income Fund, and Oppenheimer SteelPath MLP Select 40 Fund, each a series of Oppenheimer SteelPath MLP Funds Trust, for the years ended November 30, 2017 and November 30, 2018, respectively, and to the references to our firm under the heading “Comparison of Other Service Providers” in the Joint Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.
Cleveland, Ohio
February 12, 2019